GENESEE & WYOMING, INC.
SECOND AMENDED AND RESTATED 2004 OMNIBUS INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD NOTICE

Grantee:	XXXXXXXXX

Type of Award:	Performance-Based Restricted Stock Unit Award

Number of Units:	__________

Date of Grant:	[MONTH] [DATE], 20XX

Performance Vesting Period:	[MONTH] [DATE], 20XX through [MONTH] [DATE], 20XX

1.Grant of Performance-Vesting Restricted Stock Unit. This Award Notice serves to notify you that the Compensation Committee (the “Committee”) of the Board of Directors of Genesee & Wyoming Inc. (“G&W”) hereby grants to you, under G&W’s Second Amended and Restated 2004 Omnibus Incentive Plan (the “Plan”), a performance-based restricted stock unit award (the “Award”), on the terms and conditions set forth in this Award Notice and the Plan, representing the contingent right to earn up to the number of shares of G&W’s Class A Common Stock, par value $.01 per share (the “Units”), as described in more detail herein. The Plan is incorporated herein by reference and made part of this Award Notice. A copy of the Plan is available on G&W’s Intranet under Corporate Policies, then Human Resources, or from G&W’s Human Resources Department upon request. You should review the terms of this Award Notice and the Plan carefully. The capitalized terms used in this Award Notice that are not defined herein have the meanings as defined in the Plan.
2.General Award Description. The Award consists of a grant of restricted stock units subject to both performance, time and other vesting restrictions as described below in Sections 3, 5 and 6 of this Award Notice.
3.Restrictions and Performance Vesting. Subject to the terms set forth in this Award Notice and the Plan, provided you are still in the employment or service of G&W or any Subsidiary at that time, the right to vest in the Units described in this Award Notice is based on and subject to the performance of G&W’s Class A Common Stock, par value $.01 per share (“G&W’s Common Stock”), measured based on G&W’s Common Stock Total Shareholder Return (“TSR”) performance over the period beginning [MONTH] [DATE], 20XX and ending [MONTH] [DATE], 20XX (the “Performance Vesting Period”) relative to the TSR of (a) the individual components of the S&P 500, and (b) the Peer Group (as defined below), each weighted equally as a separate component and independently measured. For purposes of the Award, the Peer Group consists of the following XX companies:
[INSERT PEER GROUP COMPANIES]

For purposes of the Award, TSR over the Performance Vesting Period will be measured by the percentage change in the average daily closing price of G&W’s Common Stock, with an initial measurement price of $XX.XX, which is the average daily closing price of G&W’s Common Stock from [MONTH] [DATE], 20XX to [MONTH] [DATE], 20XX (the first 30 trading days of the Performance Vesting Period) to the average daily closing price of G&W’s Common Stock for the last 30 trading days of the Performance Vesting Period, assuming dividends declared during the Performance Vesting Period are reinvested on the ex-dividend date.

The percentage of the Units available for vesting at the end of the Performance Vesting Period will be based 50% on the Peer Group and 50% on the S&P 500, with each discrete half of the Award measured independently, and the percentage of the Units available for vesting will vary from 0% to 100% depending on G&W’s relative TSR performance over the Performance Vesting Period as compared to each of the Peer Group and the S&P 500 as follows:

G&W Relative TSR Performance
Percentile Rank (1)	% of Award Units Available (2)
50th or Below	0%
55th	40%
60th	40%
65th	60%
70th	80%
75th or Above	100%

(1)	Percentile Rank represents average of G&W rankings against S&P 500 and Peer Group (to be measured separately for each S&P 500 and Peer Group component).

(2)	For TSR performance between the discrete percentile ranks in this table, Units will be interpolated.
4.Changes to S&P 500 and Peer Group Composition. In the event that a company in the S&P 500 or the Peer Group ceases to be publicly traded for any reason during the Performance Vesting Period, the following process will apply: (i) if such company has been publicly traded for at least half of the Performance Vesting Period, it will continue to be counted as a member of the S&P 500 or the Peer Group in calculating G&W’s Common Stock relative TSR ranking vis-à-vis the S&P 500 and the Peer Group, and TSR performance for such company will be based on the average closing stock price for its final 30 days of trading during the Performance Vesting Period; (ii) conversely, if such company has been publicly traded for less than half of the Performance Vesting Period, it will be excluded from the S&P 500 or Peer Group for relative TSR measurement.
5.Time Vesting Restrictions. Except as otherwise provided in Section 6 hereof, the Units available due to performance-based vesting based on G&W’s Common Stock relative TSR performance as defined above will vest at the end of the Performance Vesting Period (i.e., [MONTH] [DATE], 20XX) provided you are still in the employment or service of G&W or any Subsidiary at that time.
6.Special Vesting Provisions. In the event of your death or “Disability” during the Performance Vesting Period, any further time vesting restrictions related to employment or service to G&W or any Subsidiary applicable to the Award will lapse. The term “Disability” means you are permanently and totally disabled within the meaning of Section 22(e)(3) of the Code.
7.Cessation of Public Trading of G&W’s Common Stock. In the event that G&W’s Common Stock ceases to be traded on a United States public securities exchange (either the NYSE or NASDAQ) during the Performance Vesting Period, except as otherwise provided in Section 10 below, TSR for G&W’s Common Stock and the common stock of the members of the S&P 500 and the Peer Group, as applicable, shall be determined by the percentage difference between the average daily closing price of each company’s common stock for the first 30 trading days of the Performance Vesting Period and the average daily closing price of its common stock for the 30 trading days immediately prior to the cessation of the public trading of G&W’s Common Stock, adjusted to reflect the reinvestment of any dividends declared during this period as of the ex-dividend date.
In such an event, the number of shares made available for time-based vesting resulting from G&W’s Common Stock relative TSR performance shall be prorated based on the number of days G&W’s Common Stock was publicly traded during the Performance Vesting Period divided by the number of days in the original Performance Vesting Period.

8.    Issuance and Taxation of Shares.
(a) Issuance of Shares. Upon satisfaction of the performance vesting and time vesting restrictions described in Sections 3, 5 and 6 above, and upon further determining that compliance with this Award Notice has occurred, including compliance with such reasonable requirements as G&W may impose pursuant to the Plan or Section 15 of this Award Notice, and payment of any relevant taxes, G&W shall issue to you a certificate for the number of shares of G&W’s Common Stock equal to the number of vested Units to which you are entitled on the earliest practicable date (as determined by G&W) thereafter, or execute an electronic transfer if so requested. The shares of G&W’s Common Stock may be issued during your lifetime only to you, or after your death to your designated beneficiary, or in absence of such beneficiary, to your duly qualified personal representative.
(b)    Responsibility for Taxes. Regardless of any action G&W, its designated agent, or your employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that G&W and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant or vesting of the Units, or issuance of the shares of G&W’s Common Stock equal to the number of vested Units underlying the Award, or the subsequent sale of shares of G&W’s Common Stock acquired pursuant to such issuance and the receipt of any dividends on shares of G&W’s Common Stock acquired pursuant to such issuance; and (ii) do not commit, other than in accordance with the Plan, to structure the terms of the award or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items.
Prior to issuance of shares of G&W’s Common Stock upon the vesting of Units, you shall pay cash or make adequate arrangements satisfactory to G&W and/or the Employer to satisfy all withholding and payment on account of obligations of G&W and/or the Employer. In this regard, you authorize G&W and/or the Employer to withhold all applicable Tax-Related Items legally payable by you from your wages or other cash compensation paid to you by G&W and/or the Employer. Alternatively, or in addition, if permissible under local law, G&W, or its designated agent, may withhold in shares of G&W’s Common Stock from the issuance of G&W’s Common Stock upon the vesting of Units, provided that G&W, or its designated agent, only withholds the amount of shares of G&W’s Common Stock necessary to satisfy the minimum withholding amount. Finally, you shall pay to G&W, its designated agent, or the Employer any amount of Tax-Related Items that G&W or the Employer may be required to withhold as a result of your participation in the Plan or receipt of shares of G&W’s Common Stock that cannot be satisfied by the means previously described. G&W, or its designated agent, may refuse to honor the issuance and refuse to deliver the shares of G&W’s Common Stock if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.
The payment of such withholding taxes to G&W, or its designated agent, may also be made pursuant to any method approved or accepted by the Committee in its sole discretion, subject to any and all limitations imposed by the Committee from time to time (which may not be uniform).
    9.    Effect of Breach of Certain Covenants.
(a)In General. If you engage in the conduct described in subsection (c) of this Section 9, then, unless the Committee determines otherwise: (i) you immediately forfeit, effective as of the date you engage in such conduct, your right to vest in any portion of the Award described in this Award Notice; and (ii) you must return to G&W any shares of G&W’s Common Stock issued pursuant to the Award upon the vesting of Units within the six-month period immediately preceding the date you engage in such conduct or, at the option of G&W, pay to G&W the net after tax Fair Market Value, as of the date you engage in such conduct, of the shares of G&W’s Common Stock that were issued pursuant to the Award upon the vesting of Units within such six-month period.
(b)Set-Off. By accepting the Award, you consent to a deduction from any amounts G&W or any Subsidiary owes you from time to time (including, but not limited to, amounts owed to you as wages or other compensation, fringe benefits, or vacation pay), to the extent of the amount that you owe G&W under subsection (a) of this Section 9. G&W may elect to make any set-off in whole or in part. If G&W does not recover by means of a set-off the full amount that you owe G&W, you shall immediately pay the unpaid balance to G&W.
(c)Conduct. You hereby agree that you will not, without the written consent of G&W, either during your employment by or service to G&W or any Subsidiary or thereafter, disclose to anyone or make use of any confidential information which you acquired during your employment or service relating to any of the business of G&W or any Subsidiary, except as such disclosure or use may be required in connection with your work as an employee or consultant of G&W or any Subsidiary. During your employment by or service to G&W or any Subsidiary, and for a period of six months after the termination of such employment or service, you will not, either as a principal, agent, consultant, employee, stockholder or otherwise, engage in any work or other activity in direct competition with G&W or any Subsidiary. (For purposes of this Section 9, you shall not be deemed a stockholder of any company subject to the periodic and other reporting requirements of the Exchange Act, if your record and beneficial ownership of any such company amount to not more than five percent of the outstanding capital stock of any such company.) The non-competition covenant in this Section 9 applies separately in the United States and in other countries. Your breach of the covenant of this subsection (c) shall result in the consequences described in this Section 9.
10.    Effect of a Change in Control.
(a)     Upon the occurrence of a “Change in Control” of G&W during the Performance Vesting Period, G&W’s relative TSR performance for the Performance Vesting Period will be determined based on the average daily closing price of G&W’s Common Stock for its last thirty (30) days of trading immediately prior to the effective date of the “Change in Control,” and all remaining performance, time and other vesting restrictions will lapse.
(b)    A “Change in Control” shall be deemed to have occurred when:
(i)     Any “person” as defined in Section 3(a)(9) of the Exchange Act, and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding G&W and any Subsidiary and any employee benefit plan sponsored or maintained by G&W or any Subsidiary, including any trustee of such plan acting as trustee, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of G&W representing more than 35% or more of the combined voting power of G&W’s then outstanding securities (other than directly as a result of G&W’s redemption of its securities); provided, however, that in no event shall a Change in Control be deemed to have occurred under this Section 10(b)(i) so long as (x) the combined voting power of shares beneficially owned by (A) G&W’s executive officers (as defined in Rule 16a-1(f) under the Exchange Act) then in office (the “Executive Officer Shares”), (B) Mortimer B. Fuller and/or Sue Fuller and their lineal descendents (the “Founder Shares”), and (C) the shares beneficially owned by any other members of a “group” that includes the Founder Shares and/or a majority of the Executive Officer Shares, exceeds 35% of the combined voting power of G&W’s current outstanding securities and remains the person or group with beneficial ownership of the largest percentage of combined voting power of G&W’s outstanding securities and (y) G&W remains subject to the reporting requirements of the Exchange Act; or
(ii)    The consummation of any merger or other business combination of G&W, a sale of 51% or more of G&W’s assets, liquidation or dissolution of G&W or a combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which either (x) the shareholders of G&W and any trustee or fiduciary of any G&W employee benefit plan immediately prior to the Transaction own at least 51% of the voting power, directly or indirectly, of (A) the surviving corporation in any such merger or business combination; (B) the purchaser of or successor to G&W’s assets; (C) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (D) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be ((A), (B), (C) or (D)), as applicable, the “Surviving Entity” or (y) the Incumbent Directors, as defined below, shall continue to serve as a majority of the board of directors of the Surviving Entity without an agreement or understanding that such Incumbent Directors will later surrender such majority; or
(iii)    Within any twelve-month period, the persons who were directors immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to G&W, including any Surviving Entity. For this purpose, any director who was not a director at the beginning of such period shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of, or with the approval of, at least two-thirds of the directors who then qualified as Independent Directors ((so long as such director was not nominated by a person who commenced or threatened to commence an election contest or proxy solicitation by or on behalf of a person (other than the Board) or who has entered into an agreement to effect a Change in Control or expressed an intention to cause such a Change in Control)).
11.    Book Entry Registration. Any shares of G&W’s Common Stock issued upon settlement of the Award may be evidenced by book registration only, without the issuance of a certificate representing the shares of G&W’s Common Stock that may be issued pursuant to the Award.

12.    Nonassignability. The Units underlying the Award and, prior to their issuance, the shares of G&W’s Common Stock that may be issued upon the vesting of Units may not, except as otherwise provided in the Plan, be sold, alienated, assigned, transferred, pledged or encumbered in any way prior to the vesting of the Units, whether by operation of law or otherwise. After vesting of the Units, the sale or other transfer of the issued shares of G&W’s Common Stock shall be subject to applicable laws and regulations under the Exchange Act and the Securities Act of 1933, as amended.
13.    Rights as a Stockholder. Until the Units have vested and the underlying shares of G&W’s Common Stock have been delivered to you, you will have no rights as a stockholder with respect to the shares of G&W’s Common Stock to be issued upon the vesting of the Units underlying the Award, including, but not limited to, the right to receive such cash dividends, if any, as may be declared on such shares from time to time or the right to vote (in person or by proxy) such shares at any meeting of stockholders of G&W.
14.    Rights of G&W and Subsidiaries. This Award Notice does not affect the right of G&W or any Subsidiary to take any corporate action whatsoever, including without limitation, its right to recapitalize, reorganize or make other changes in its capital structure or business, merge or consolidate, issue bonds, notes, shares of G&W’s Common Stock or other securities, including preferred stock, or options therefor, dissolve or liquidate, or sell or transfer any part of its assets or business.
15.    Restrictions on Issuance of Shares. If at any time G&W determines that the listing, registration or qualification of the shares of G&W’s Common Stock underlying the Award upon any securities exchange or under any federal, state or local law, or the approval of any governmental agency, is necessary or advisable as a condition to the issuance of any shares of G&W’s Common Stock underlying the Award, such issuance may not be made in whole or in part unless such listing, registration, qualification or approval shall have been effected or obtained free of any conditions not acceptable to G&W.
16.    Plan Controls. The Award is subject to all of the provisions of the Plan, which is hereby incorporated by reference, and is further subject to all of the interpretations, amendments, rules and regulations that may from time to time be promulgated and adopted by the Committee pursuant to the Plan. In the event of any conflict among the provisions of the Plan and this Award Notice, the provisions of the Plan will be controlling and determinative.
17.    Amendment. Except as otherwise provided in the Plan, G&W may only alter, amend or terminate the Award with your consent.
18.    Governing Law. The Award and this Award Notice shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law.
19.    Language. If you have received this Award Notice or any other document related to the Plan in a language other than English, and if the translated version bears a meaning that is different from that of the English version, the English version will control, to the extent permitted by law.
20.    Notices. All notices and other communications to G&W, or its designated agent, required or permitted under this Award Notice shall be written, and shall either be delivered personally or sent by registered or certified first-call mail, postage prepaid and return receipt requested, by facsimile or electronically. If such notice or other communication is to G&W, then it should be addressed to G&W’s office at 200 Meridian Centre, Suite 300, Rochester, New York 14618, Attention: Equity Plan Administrator; Telephone: (585) 328-8601; Facsimile: (585) 328-8622; Email: EquityPlanAdmin@gwrr.com. If such notice or other communication is to G&W’s designated agent, then it should be addressed and sent in accordance with established procedures. Each such notice and other communication delivered personally shall be deemed to have been given when received. Each such notice and other communication delivered by United States mail shall be deemed to have been given when received, and each such notice and other communication delivered by facsimile or electronically shall be deemed to have been given when it is so transmitted and the appropriate answerback is received.
21.    Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Employer, and G&W and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the plan, to the extent permitted by law.
You understand that G&W and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in G&W, details of all restricted stock or unit awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares of stock acquired upon issuance of G&W’s Common Stock underlying the Award, to the extent permitted by law. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
22.    Electronic Delivery. G&W may, in its sole discretion, decide to deliver any documents related to the Award granted under the Plan (or related to future awards that may be granted under the Plan) by electronic means or to request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and, if requested, hereby agree to participate in the Plan through an on-line or electronic system established and maintained by G&W or another third party designated by G&W.
23.    Severability. The provisions of this Award Notice are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
ACKNOWLEDGEMENT
The undersigned acknowledges receipt of, and understands and agrees to be bound by, this Award Notice and the Plan. The undersigned further acknowledges that this Award Notice and the Plan set forth the entire understanding between him or her and G&W regarding the restricted stock units granted by this Award Notice and that this Award Notice and the Plan supersede all prior oral and written agreements on that subject.
Dated: _______________________
_______________________________
Name:

Genesee & Wyoming Inc.

By:_______________________________
Name:
Its: